EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

FOURTH QUARTER AND 2004 RESULTS

Reports $206 million fourth quarter net loss; $363 million net loss for the year

HOUSTON, Jan. 20, 2005 -- Continental Airlines (NYSE: CAL) today reported a fourth quarter 2004 net loss of $206 million ($3.12 diluted loss per share). The net loss includes special items of $32 million ($14 million primarily due to the retirement of aircraft and $18 million related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers).

Excluding the special items, Continental recorded a net loss of $174 million ($2.62 diluted loss per share) for the quarter, which compares favorably to the First Call mean estimate of $3.29 loss per share.

For the full year 2004, Continental incurred a net loss of $363 million ($5.55 diluted loss per share) compared to net income of $38 million in 2003. The company's 2004 results were adversely impacted by weak domestic yields and record breaking fuel prices. Excluding special items, Continental recorded a net loss of $255 million for 2004 ($3.91 diluted loss per share), compared to a net loss of $209 million ($3.20 diluted loss per share) in 2003.

"Even though we closed 2004 with a significant loss, Continental took many steps last year that are helping to position us for a stronger future," said Chairman and Chief Executive Officer Larry Kellner. "Continental employees continue to deliver outstanding, industry-leading service, and that consistency is a solid foundation for our efforts to restore profitability."

Fourth Quarter Revenue and Capacity

Fourth quarter passenger revenue was $2.2 billion, 6.7 percent higher than the same period in 2003.  Consolidated revenue passenger miles (RPMs) for the quarter increased 11.1 percent year-over-year on a capacity increase of 7.7 percent.  Consolidated load factor for the quarter was up 2.4 points over the same period in 2003 to 77.3 percent.  Consolidated revenue per available seat mile (RASM) was down 0.9 percent year-over-year for the quarter.

 Mainline RPMs in the fourth quarter were up 10.1 percent on increased capacity of 6.6 percent versus the same period in 2003.  Mainline load factor in the fourth quarter increased 2.4 points over the fourth quarter 2003 to 77.9 percent.  With the continuing erosion of fares in the domestic and Caribbean markets, mainline yields during the quarter declined 4.2 percent year-over-year. The increase in load factor was not enough to offset the decline in yields, resulting in a 1.0 percent year-over-year decline in mainline RASM for the quarter.

During the quarter, Continental continued its domestic length-of-haul adjusted yield and RASM premiums to the industry. Passenger revenue for the fourth quarter 2004 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase (Decrease) in

Passenger Fourth Quarter 2004 vs. Fourth Quarter 2003

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $ 1,085 (0.4)% (1.3)% 0.9%

Transatlantic 330 26.4% 2.0% 24.0%

Latin America 224 5.9% (2.9)% 9.1%

Pacific 150 11.0% 2.1% 8.7%

Total Mainline $ 1,789 5.4% (1.0)% 6.6%

Regional $ 400 12.9% (3.6)% 17.1%

Consolidated $ 2,189 6.7% (0.9)% 7.7%

Operational Accomplishments

Continental continued its outstanding operational performance in 2004, with the airline reporting a record 108 days without a single flight cancellation. For the quarter, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 80.3 percent and a completion factor of 99.8 percent.

"Our co-workers' operational performance was stellar this past quarter, earning them two on-time bonuses, including a bonus for being the number one on-time carrier in the heavy travel month of December," said President Jeff Smisek. "Our co-workers continue to focus on what matters most to our customers - clean, safe and reliable service."

For the seventh year in a row, the company outperformed all of its U.S. competition in international long-haul service and comfort, according to results of a survey of Condé Nast Traveler readers published in the magazine's October 2004 edition. On transatlantic and transpacific flights, Continental Airlines ranked higher than all U.S. carriers on the magazine's lists of "Top Airlines."

Continental Airlines also received the highest overall score of all airlines surveyed in the 2004 Business Travel News Annual Airlines Survey. The airline garnered top marks in five of the 10 categories, including corporate pricing, quality of airline communication and value of sales representative visits.

Continental introduced self-service international check-in during the fourth quarter, and this service is now available at 233 self-service kiosks throughout its network. Online international check-in will be available on continental.com starting in the first quarter of 2005.

In the fourth quarter, Continental continued to boost its international network by launching new daily nonstop service between Honolulu and Nagoya, Japan, between Los Angeles International Airport and three Mexican destinations - Aguascalientes, Guanajuato and Morelia - and between Laredo, Texas, and Mexico City. The airline also began service between its hub at George Bush Intercontinental Airport in Houston and Huatulco, Mexico, the airline's 29th Mexican destination. Continental serves more Mexican destinations nonstop from the U.S. than any other airline.

Fourth Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 4.7 percent in the fourth quarter compared to the same period last year, primarily due to high fuel prices. Excluding special items and holding fuel rate constant, CASM decreased 3.8 percent due to the continued success of the carrier's cost savings initiatives. For the full year, Continental's CASM increased 3.1 percent compared to 2003. Holding fuel rate constant and excluding special items, CASM decreased 4.2 percent year-over-year.

"Our cost control efforts continue to be a major focus for us," said Executive Vice President and Chief Financial Officer Jeff Misner. "We have now realized over $900 million of our $1.1 billion effort, including achieving approximately $300 million of savings from our best business partners and suppliers."

Continental continues to suffer from the relentless burden of excessive fees and non-income related taxes. In the fourth quarter, the company incurred $258 million in fees and non-income related taxes charged on passenger tickets by various governmental entities, totaling $1.05 billion for the full year.

During the quarter, Continental began meeting with its employee work groups to discuss implementing $500 million of annual payroll and benefit cost reductions effective Feb. 28, 2005. The company has finalized changes to wages, work rules and benefits for executives and U.S.-based management and clerical, reservations, food services, airport and cargo agents and customer service employees totaling $169 million. The company continues to meet with each remaining work group to discuss a package of pay and benefits cuts appropriate for each group.

In January, Continental announced a significantly enhanced profit-sharing program that will share with employees 30 percent of the first $250 million of pre-tax income, 25 percent of the next $250 million and 20 percent of amounts over $500 million. Continental's enhanced profit-sharing program is now the best in the industry.

In line with its previously announced cost savings initiatives, Continental retired five MD-80 aircraft during the fourth quarter and the remaining two MD-80s in January 2005. The company has now retired its entire fleet of MD-80 aircraft, reducing the fleet to just three Boeing aircraft types - the 777, 767/757 and 737 models.

Continental ended the fourth quarter with approximately $1.46 billion in unrestricted cash and short-term investments.

2004 Highlights

    Continental was the most admired airline among FORTUNE magazine's annual list of Most Admired Global Companies. The carrier ranked No. 1 in several key categories including employee talent, innovation, quality of management, use of corporate assets, long-term investment value, globalness and social responsibility. In addition, Continental is the only U.S. airline ranked on FORTUNE's Global Most-Admired "Top 50" list, which ranks companies in a wide variety of industries.

-more-

    Continental signed an unprecedented partnership accord with its pilots union, the Air Line Pilots Association (ALPA), to codify key aspects of its labor/management relations.
    Continental won top honors in the OAG Airline of the Year Awards 2004. Continental was the first North American airline to win "Airline of the Year," in addition to "Best Executive/Business Class" and "Best Airline Based in North America."
    Continental became a member of SkyTeam, giving its global travelers a broad choice of 658 global destinations in more than 130 countries. Passengers may accrue and redeem frequent flyer miles on all of the nine member airlines: Continental, Aeroméxico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, KLM Royal Dutch Airlines, Korean Air and Northwest Airlines.
    Continental realized over $900 million of the $1.1 billion of previously announced revenue and cost savings initiatives, including approximately $300 million from its business partners and suppliers. These measures are in addition to the recently announced need for $500 million in wage and benefit reductions.
    Continental significantly boosted its international service by increasing frequency on several transatlantic routes and adding other new routes, including:
        New York/Liberty-Edinburgh, Scotland
        New York/Liberty-Oslo, Norway
        New York/Liberty-Punta Cana, Dominican Republic
        Houston-Port of Spain, Trinidad
        Houston-Roatan, Honduras
        Houston-Montego Bay, Jamaica
        Honolulu-Nagoya, Japan

    In December, Continental reached an agreement with Boeing to become the first major U.S. airline to order the Boeing 7E7 aircraft, with the first 7E7 to be delivered in 2009. The company's initial 7E7 order is for 10 aircraft. Continental also agreed to lease eight 757-300 aircraft to be delivered beginning in July 2005, and accelerate into 2006 the delivery of six 737-800 aircraft that were previously scheduled to be delivered in 2008. These aircraft deliveries are subject to the approval of Continental's board of directors. In addition, Continental took delivery of two Boeing 737-800s in the fourth quarter.
    The airline announced new international routes, beginning in 2005, from its New York/Liberty hub to:
        Bristol, England
        Belfast, Northern Ireland
        Berlin, Germany
        Hamburg, Germany
        Lagos, Nigeria
        Stockholm, Sweden
    Continental applied to begin two routes to China from its New York hub at Newark Liberty International Airport. In a filing with the U.S. Department of Transportation, the carrier requested permission to inaugurate service to Beijing in the spring of 2005 and to Shanghai in the spring of 2006, subject to government approval.
    Despite high load factors and severe weather that posed significant operational challenges for the entire industry, Continental continued to run a superb operation, recording a U.S. Department of Transportation (DOT) on-time arrival rate of 78.9 percent and a completion factor of 99.4 percent for the year.
    Continental continued to enhance its fuel efficient fleet, taking delivery of 11 Boeing 737-800s and five Boeing 757-300s, and retiring the last of its MD-80 aircraft.
    The company installed blended winglets on 17 Boeing 737-800s. Continental expects to have winglets on 29 aircraft by the end of the first quarter of 2005.
    Continental was the first airline to complete installation of self service check-in kiosks at all of its airport terminal check-in areas in the United States and offer free wireless Internet access to all of its airport lounge clubs worldwide.
    Continental implemented interline electronic ticketing with several airlines including Air France, British Airways, Finnair, Emirates, Qantas and Hawaiian Airlines, allowing customers to use a single electronic ticket when their itineraries include both carriers. At year's end, the company had interline electronic ticketing agreements with 24 carriers and plans to implement agreements with approximately 40 additional carriers in 2005.

Corporate Background

Continental Airlines is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia. Continental serves 153 domestic and 119 international destinations - more than any other airline in the world - and nearly 400 additional destinations are served via SkyTeam alliance airlines. With more than 41,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carried approximately 56 million passengers in 2004.

In 2004, Continental earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to obtain the $500 million reduction in annual payroll and benefit costs by Feb. 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the needed cost savings and revenue enhancements and payroll and benefits reductions and productivity improvements discussed in this news release, which will depend, among other matters, on successful discussions with employees and their representatives, and other third parties. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

The financial statement deconsolidation of ExpressJet in November 2003 affects the comparability of quarter-to-quarter financial results. Post-deconsolidation, Continental's proportionate share of ExpressJet's net income is reflected in income from affiliates. Payments made to ExpressJet under Continental's capacity purchase agreement, previously eliminated in consolidation, are reported in ExpressJet capacity purchase, net, in 2004. See the attached table "ExpressJet Deconsolidation Impact" for a year-over-year comparison of individual items excluding the impact of ExpressJet deconsolidation.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

SUMMARY OF SPECIAL ITEMS

(In millions of dollars)
	Income (Expense)
	Pre-Tax	After Tax
Fourth Quarter 2004
Frequent flyer reward redemption cost adjustment	$ (18)	$ (18)
Special charges for MD-80 aircraft retirement and other	(14)	(14)
	$ (32)	$ (32)

Full Year 2004
Special charges for MD-80 aircraft retirement and other	$ (87)	$ (68)
Termination of 1993 service agreement with United Micronesian Development Association	(34)	(22)
Frequent flyer reward redemption cost adjustment	(18)	(18)
	$(139)	$(108)

Fourth Quarter 2003
Gain on Hotwire and Orbitz investments (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	$ 132	$ 83
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	24	15
Lease exit cost for permanently grounded MD-80 aircraft	(21)	(13)
	$ 135	$ 85

Full Year 2003
Security fee reimbursement	$ 176	$ 111
Gain on the sale of ExpressJet stock	173	100
Gain on Hotwire and Orbitz investments (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	132	83
MD-80 fleet impairment loss	(65)	(41)
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	24	15
Lease exit cost for permanently grounded MD-80 aircraft	(21)	(13)
Boeing 737 aircraft delivery deferral	(14)	(8)
	$ 405	$ 247

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY (a)
(In millions of dollars, except per share data)
(Unaudited)
	Three Months Ended December 31,		Increase/
	2004	2003	(Decrease)
Operating Revenue:
Passenger (excluding fees and taxes of $258 and $227) (b)	$2,189	$2,051	6.7%
Cargo, mail and other (c)	208	197	5.6%
	2,397	2,248	6.6%

Operating Expenses:
Wages, salaries and related costs	717	738	(2.8)%
Aircraft fuel and related taxes	453	306	48.0%
ExpressJet capacity purchase, net	359	153	NM
Aircraft rentals	226	225	0.4%
Landing fees and other rentals	158	151	4.6%
Commissions, booking fees, credit card fees and other distribution costs	136	129	5.4%
Maintenance, materials and repairs	93	114	(18.4)%
Depreciation and amortization	103	108	(4.6)%
Passenger servicing	77	73	5.5%
Special charges (d)	14	21	NM
Other (e)	222	214	3.7%
	2,558	2,232	14.6%

Operating Income (Loss)	(161)	16	NM

Nonoperating Income (Expense):
Interest expense	(98)	(98)	0.0%
Interest capitalized	3	5	(40.0)%
Interest income	10	6	66.7%
Income from affiliates	34	30	13.3%
Other, net (f)	6	137	(95.6)%
	(45)	80	NM

Income (Loss) before Income Taxes and Minority Interest	(206)	96	NM
Income Tax Expense (g)	-	(40)	NM
Minority Interest	-	(9)	NM

Net Income (Loss)	$ (206)	$ 47	NM

Earnings (Loss) per Share:
Basic	$(3.10)	$ 0.72	NM
Diluted (h)	$(3.12)	$ 0.61	NM

Shares used for computation:
Basic	66.3	65.7	0.9%
Diluted (h)	66.3	84.0	(21.1)%

-more-

  Amounts include the consolidation of ExpressJet Holdings, Inc. through November 12, 2003.

  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.

  2003 includes $24 million of additional revenue for a change in the expected redemption of frequent flyer mileage credits sold.

  Special charges in the fourth quarter of both 2004 and 2003 relate to the retirement of leased MD-80 aircraft.

  2004 includes an $18 million charge related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.

  2003 includes $132 million of gains related to the sale of investments in Hotwire and Orbitz (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz).

  Due to continued losses, the company was required to provide valuation allowances on deferred tax assets recorded on losses beginning with the third quarter of 2004. As a result, the company's fourth quarter 2004 net loss was not reduced by any tax benefits.

  Diluted earnings per share for the three months ended December 31, 2003 has been restated due to the adoption of Emerging Issues Task Force Issue 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The new rule requires the dilutive effect of securities which are convertible into common stock upon occurrence of a trigger (such as achievement of a certain market price) to always be included in diluted earnings per share, whereas previously the dilutive effect of such securities was not included until the contingent condition was met.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY (a)
(In millions of dollars, except per share data)
(Unaudited)
	Year Ended December 31,		Increase/
	2004	2003	(Decrease)
Operating Revenue:
Passenger (excluding fees and taxes of $1,046 and $904) (b)	$8,984	$8,135	10.4%
Cargo, mail and other (c)	760	735	3.4%
	9,744	8,870	9.9%

Operating Expenses:
Wages, salaries and related costs	2,819	3,056	(7.8)%
Aircraft fuel and related taxes	1,587	1,319	20.3%
ExpressJet capacity purchase, net	1,351	153	NM
Aircraft rentals	891	896	(0.6)%
Landing fees and other rentals	646	620	4.2%
Commissions, booking fees, credit card fees and other distribution costs	552	525	5.1%
Maintenance, materials and repairs	414	509	(18.7)%
Depreciation and amortization	414	444	(6.8)%
Passenger servicing	306	297	3.0%
Security fee reimbursement	-	(176)	NM
Special charges (d)	121	100	NM
Other (e)	872	924	(5.6)%
	9,973	8,667	15.1%

Operating Income (Loss)	(229)	203	NM

Nonoperating Income (Expense):
Interest expense	(389)	(393)	(1.0)%
Interest capitalized	14	24	(41.7)%
Interest income	29	19	52.6%
Income from affiliates	118	40	NM
Gain on dispositions of ExpressJet Holdings shares	-	173	NM
Other, net (f)	17	135	(87.4)%
	(211)	(2)	NM

Income (Loss) before Income Taxes and Minority Interest	(440)	201	NM
Income Tax Benefit (Expense) (g)	77	(114)	NM
Minority Interest	-	(49)	NM

Net Income (Loss)	$ (363)	$ 38	NM

Earnings (Loss) per Share:
Basic	$ (5.49)	$ 0.58	NM
Diluted (h)	$ (5.55)	$ 0.57	NM

Shares used for computation
Basic	66.1	65.4	1.1%
Diluted (h)	66.1	65.6	0.8%

-more-

  Amounts include the consolidation of ExpressJet Holdings, Inc. through November 12, 2003.
  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.
  2003 includes $24 million of additional revenue for a change in the expected redemption of frequent flyer mileage credits sold.
  In 2004, the company recorded special charges of $121 million primarily related to the retirement of sixteen leased MD-80 aircraft and the termination of a services agreement. In 2003, the company recorded a $65 million impairment charge associated with its MD-80 fleet and spare parts associated with retired aircraft, a $14 million charge for expenses associated with the deferral of Boeing 737 aircraft deliveries and a $21 million charge for lease exit costs for permanently grounded MD-80 aircraft.
  2004 includes an $18 million charge related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.
  2003 includes $132 million of gains related to the sale of investments in Hotwire and Orbitz (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz).
  Due to continued losses, the company was required to provide valuation allowances on deferred tax assets recorded on losses beginning with the third quarter of 2004. As a result, the company's third and fourth quarter 2004 net losses were not reduced by any tax benefits.
  Diluted earnings per share for 2003 has been restated due to the adoption of Emerging Issues Task Force Issue 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The new rule requires the dilutive effect of securities which are convertible into common stock upon occurrence of a trigger (such as achievement of a certain market price) to always be included in diluted earnings per share, whereas previously the dilutive effect of such securities was not included until the contingent condition was met.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended December 31,		Increase/
	2004	2003	(Decrease)

Mainline Operations:
Onboard passengers (thousands) (a)	10,624	10,052	5.7%
Revenue passenger miles (millions)	16,268	14,782	10.1%
Available seat miles (millions)	20,876	19,591	6.6%
Cargo ton miles (millions)	278	239	16.3%

Passenger load factor:
Mainline	77.9%	75.5%	2.4 pts.
Domestic	77.9%	75.2%	2.7 pts.
International	78.0%	75.9%	2.1 pts.

Passenger revenue per available seat mile (cents)	8.57	8.66	(1.0)%
Total revenue per available seat mile (cents)	9.57	9.66	(0.9)%
Average yield per revenue passenger mile (cents)	11.00	11.48	(4.2)%

Cost per available seat mile (cents) (b)	9.98	9.53	4.7%
Special items per available seat mile (cents)	(0.16)	(0.11)	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.22	9.53	(3.3)%

Average price per gallon of fuel, excluding fuel taxes (cents)	134.14	85.32	57.2%
Average price per gallon of fuel, including fuel taxes (cents)	138.62	89.57	54.8%
Fuel gallons consumed (millions)	327	314	4.1%

Actual aircraft in fleet at end of period	349	355	(1.7)%
Average length of aircraft flight (miles)	1,321	1,274	3.7%
Average daily utilization of each aircraft (hours)	9:44	9:15	5.2%

Regional Operations:
Onboard passengers (thousands) (a)	3,629	3,077	17.9%
Revenue passenger miles (millions)	1,970	1,630	20.9%
Available seat miles (millions)	2,713	2,316	17.1%
Passenger load factor	72.6%	70.4%	2.2 pts.
Passenger revenue per available seat mile (cents)	14.74	15.29	(3.6)%
Actual aircraft in fleet at end of period	245	224	9.4%

Consolidated Statistics (Mainline and Regional):
Onboard passengers (thousands) (a)	14,253	13,129	8.6%
Passenger load factor	77.3%	74.9%	2.4 pts.
Breakeven passenger load factor (c)	86.3%	71.6%	14.7 pts.
Passenger revenue per available seat mile (cents)	9.28	9.36	(0.9)%

  Revenue passengers measured by each flight segment flown.
  Includes impact of special items.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. Special expense items of $32 million in the fourth quarter of 2004 and $135 million of income in the fourth quarter of 2003 (both detailed in the "Summary of Special Items" contained in this release) increased (decreased) the consolidated breakeven load factor by 1.4 and (6.0) points, respectively.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Year Ended December 31,		Increase/
	2004	2003	(Decrease)

Mainline Operations:
Onboard passengers (thousands) (a)	42,743	40,613	5.2%
Revenue passenger miles (millions)	65,734	59,165	11.1%
Available seat miles (millions)	84,672	78,385	8.0%
Cargo ton miles (millions)	1,026	917	11.9%

Passenger load factor:
Mainline	77.6%	75.5%	2.1 pts.
Domestic	77.4%	76.2%	1.2 pts.
International	77.9%	74.3%	3.6 pts.

Passenger revenue per available seat mile (cents)	8.75	8.73	0.2%
Total revenue per available seat mile (cents)	9.65	9.64	0.1%
Average yield per revenue passenger mile (cents)	11.28	11.57	(2.5)%

Cost per available seat mile (cents) (b)	9.65	9.36	3.1%
Special items per available seat mile (cents)	(0.16)	0.09	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.21	9.36	(1.6)%

Average price per gallon of fuel, excluding fuel taxes (cents)	114.84	87.18	31.7%
Average price per gallon of fuel, including fuel taxes (cents)	119.01	91.40	30.2%
Fuel gallons consumed (millions)	1,333	1,257	6.0%

Actual aircraft in fleet at end of period	349	355	(1.7)%
Average length of aircraft flight (miles)	1,325	1,270	4.3%
Average daily utilization of each aircraft (hours)	9:55	9:19	6.4%

Regional Operations:
Onboard passengers (thousands) (a)	13,739	11,445	20.0%
Revenue passenger miles (millions)	7,417	5,769	28.6%
Available seat miles (millions)	10,410	8,425	23.6%
Passenger load factor	71.3%	68.5%	2.8 pts.
Passenger revenue per available seat mile (cents)	15.09	15.31	(1.4)%
Actual aircraft in fleet at end of period	245	224	9.4%

Consolidated Statistics (Mainline and Regional):
Onboard passengers (thousands) (a)	56,482	52,058	8.5%
Passenger load factor	76.9%	74.8%	2.1 pts.
Breakeven passenger load factor (c)	81.6%	73.7%	7.9 pts.
Passenger revenue per available seat mile (cents)	9.45	9.37	0.9%

  Revenue passengers measured by each flight segment flown.
  Includes impact of special items.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. Special expense items of $139 million in 2004 and $405 million of income in 2003 (both detailed in the "Summary of Special Items" contained in this release) increased (decreased) the consolidated breakeven load factor by 1.4 and (4.5) percentage points, respectively.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EXPRESSJET DECONSOLIDATION IMPACT

(In millions of dollars)

 (Unaudited)
	As Reported Three Months Ended December 31,		Components of Increase (Decrease)
			Increase (Decrease) related to ExpressJet	All Other Increase	% Increase/ (Decrease) Excluding
	2004	2003	Deconsolidation (a)	(Decrease)	ExpressJet

Operating Revenue:
Passenger	$2,189	$2,051	$ -	$ 138	6.7%
Cargo, mail and other	208	197	1	10	5.1%
	2,397	2,248	1	148	6.6%

Operating Expenses:
Wages, salaries and related costs	717	738	(41)	20	2.9%
Aircraft fuel and related taxes	453	306	(25)	172	61.2%
ExpressJet capacity purchase, net	359	153	133	73	25.5%
Aircraft rentals	226	225	-	1	0.4%
Landing fees and other rentals	158	151	(13)	20	14.5%
Commissions, bookings fees, credit card fees and other distribution costs	136	129	-	7	5.4%
Maintenance, materials and repairs	93	114	(14)	(7)	(7.0)%
Depreciation and amortization	103	108	(2)	(3)	(2.8)%
Passenger servicing	77	73	(1)	5	6.9%
Special charges	14	21	-	(7)	NM
Other	222	214	(16)	24	12.1%
	2,558	2,232	21	305	13.5%

Operating Income (Loss)	(161)	16	(20)	(157)	NM

Nonoperating Income (Expense)	(45)	80	1	(126)	NM

Income (Loss) before Income Taxes and Minority Interest	(206)	96	(19)	(283)	NM

Income Tax Benefit (Expense)	-	(40)	10	30	NM

Minority Interest	-	(9)	9	-	NM

Net Income (Loss)	$ (206)	$ 47	$ -	$(253)	NM

  Represents increase (decrease) in amounts had ExpressJet been deconsolidated in 2003 and reported using the equity method of accounting at the 53.1% ownership interest in effect at that time.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EXPRESSJET DECONSOLIDATION IMPACT

(In millions of dollars)

 (Unaudited)
	As Reported Year Ended December 31,		Components of Increase (Decrease)
			Increase (Decrease) related to ExpressJet	All Other Increase	% Increase/ (Decrease) Excluding
	2004	2003	Deconsolidation (a)	(Decrease)	ExpressJet

Operating Revenue:
Passenger	$8,984	$8,135	$ -	$ 849	10.4%
Cargo, mail and other	760	735	(4)	29	4.0%
	9,744	8,870	(4)	878	9.9%

Operating Expenses:
Wages, salaries and related costs	2,819	3,056	(304)	67	2.4%
Aircraft fuel and related taxes	1,587	1,319	(170)	438	38.1%
ExpressJet capacity purchase, net	1,351	153	953	245	22.2%
Aircraft rentals	891	896	-	(5)	(0.6)%
Landing fees and other rentals	646	620	(87)	113	21.2%
Commissions, bookings fees, credit card fees and other distribution costs	552	525	-	27	5.1%
Maintenance, materials and repairs	414	509	(111)	16	4.0%
Depreciation and amortization	414	444	(17)	(13)	(3.0)%
Passenger servicing	306	297	(11)	20	7.0%
Security fee reimbursement	-	(176)	3	173	NM
Special charges	121	100	-	21	NM
Other	872	924	(103)	51	6.2%
	9,973	8,667	153	1,153	13.1%

Operating Income (Loss)	(229)	203	(157)	(275)	NM

Nonoperating Income (Expense)	(211)	(2)	50	(259)	NM

Income (Loss) before Income Taxes and Minority Interest	(440)	201	(107)	(534)	NM

Income Tax Benefit (Expense)	77	(114)	58	133	NM

Minority Interest	-	(49)	49	-	NM

Net Income (Loss)	$ (363)	$ 38	$ -	$(401)	NM

  Represents increase (decrease) in amounts had ExpressJet been deconsolidated in 2003 and reported using the equity method of accounting at the 53.1% ownership interest in effect at that time.

-more-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Income (Loss) (in millions of dollars)	Three Months Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003

Net income (loss)	$(206)	$(363)	$ 38

Adjustment for special items (a)	32	108	(247)

Net loss excluding special items (b)	$ (174)	$ (255)	$(209)

Income (Loss) per Share	Three Months Ended December 31, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003

Diluted income (loss) per share	$(3.12)	$(5.55)	$0.57

Adjustment for special items (a)	0.50	1.64	(3.77)

Diluted loss per share, excluding special items (b)	$ (2.62)	$(3.91)	$ (3.20)

	Three Months Ended December 31,		Increase/
CASM Mainline Operations	2004	2003	(Decrease)

Cost per available seat mile (CASM) (cents)	9.98	9.53	4.7%

Adjustment for special items (cents) (b)	(0.16)	(0.11)	NM

Less: Current year fuel cost per available seat mile (cents) (c)	(2.16)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (c)	1.40	-	NM

CASM excluding special items and holding fuel rate constant (cents) (b) (c)	9.06	9.42	(3.8)%

	Year Ended December 31,		Increase/
CASM Mainline Operations	2004	2003	(Decrease)

Cost per available seat mile (CASM) (cents)	9.65	9.36	3.1%

Adjustments for special items (cents) (b)	(0.16)	0.09	NM

Less: Current year fuel cost per available seat mile (cents) (c)	(1.87)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (c)	1.43	-	NM

CASM excluding special items and holding fuel rate constant (cents) (b) (c)	9.05	9.45	(4.2)%

  Special items are detailed in the "Summary of Special Items" contained in this release.
  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control, therefore these financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

CAL 05012 ###